Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Reports Financial Results for Fourth Quarter and Year End 2014

Conference call to be held on Thursday, March 26, 2015 at 4:30 p.m. Eastern Time

BOTHELL, WA, and VANCOUVER, British Columbia, March 26, 2015 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today provided a summary of clinical developments and announced fourth quarter and year end 2014 financial results.

Clinical Developments and Anticipated Near-term Milestones

Custirsen

•	Collaboration: In December 2014, OncoGenex and Teva agreed to negotiate the termination of their collaboration and return custirsen rights to OncoGenex. Negotiations of the final termination agreement are ongoing.

•	Two Phase 3 Trials: OncoGenex’ custirsen product candidate is currently being evaluated in two Phase 3 clinical trials for patients with castrate-resistant prostate cancer and non-small cell lung cancer.

•	Phase 3 SYNERGY Results: Following the completion of the Phase 3 SYNERGY trial and a subsequent exploratory analysis, custirsen showed a meaningful survival benefit in men who were defined as having poor prognosis, based on well-established prostate cancer risk factors. The primary endpoint for this trial was not met.

•	Phase 3 AFFINITY Trial: The ongoing AFFINITY Phase 3 trial is designed to evaluate a survival benefit for custirsen in combination with Jevtana® (cabazitaxel) treatment as second-line chemotherapy in approximately 630 men with metastatic castrate-resistant prostate cancer (CRPC). This trial is fully enrolled with results expected in late 2015/early 2016.

•	Phase 3 ENSPIRIT Trial: The ongoing ENSPIRIT Phase 3 trial is evaluating a survival benefit for custirsen in combination with docetaxel treatment as second-line chemotherapy in patients with non small-cell lung cancer (NSCLC). The first futility analysis was passed in August 2014 and a second more rigorous futility analysis is planned by mid-2015, subject to completion of the Teva termination agreement and a modified statistical analysis plan.

•	Prospective Evaluation: Based on the improved survival benefit observed in poor prognostic patients treated with custirsen in the completed Phase 3 SYNERGY trial, we may prospectively define and evaluate this patient population in both the AFFINITY and ENSPIRIT trials.

Apatorsen

•	Five Phase 2 Trials: Apatorsen is currently being evaluated in five randomized Phase 2 trials to assess its ability to inhibit heat shock protein 27 (Hsp27) and improve treatment outcomes in bladder, lung, pancreatic and prostate cancer patients.

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Metastatic Bladder Cancer: In December 2014, the company announced results from its Phase 2 Borealis-1™ trial of apatorsen in the treatment of metastatic bladder cancer. Overall trial results indicated that the addition of 600mg apatorsen to standard of care chemotherapy showed a 14 percent reduction in risk of death (overall survival hazard ratio (HR) = 0.86) and a 17 percent reduction in progressive disease and death (progression-free survival HR = 0.83) when compared to chemotherapy alone. Over one-third of the patients in the trial had lower performance status, as defined by a Karnofsky score of 80 percent or less. These patients derived the greatest benefit from 600mg apatorsen in combination with chemotherapy, resulting in a 50 percent reduction in risk of death (overall survival HR = 0.50) compared to chemotherapy alone.

•	Pancreatic Cancer: In December 2014, the company announced patient enrollment was completed in the Phase 2 Rainier™ clinical trial evaluating apatorsen in combination with ABRAXANE® (paclitaxel protein-bound particles for injectable suspension)(albumin-bound) and gemcitabine in patients with previously untreated metastatic pancreatic cancer.

•	Lung Cancer: In February 2015, the company announced patient enrollment was completed in the Phase 2 Spruce™ clinical trial evaluating apatorsen in combination with carboplatin and pemetrexed in patients with previously untreated advanced NSCLC.

“In the past year, we saw progress in all seven of our ongoing Phase 2 and Phase 3 trials across a broad spectrum of oncology indications with high unmet needs,” said Scott Cormack, President and CEO of OncoGenex. “Key trial results are helping to direct our focus on the roles of custirsen and apatorsen in bladder and prostate cancer patients with poor prognostic factors, and we look forward to additional opportunities to evaluate these compounds further in these settings. We are excited about the year ahead as we anticipate a number of important clinical events in 2015 and into 2016.”

Financial Update and Results

•	Revenue for the fourth quarter and year ended December 31, 2014 was $5.7 million and $27.1 million, respectively. This compares with $8.6 million and $29.9 million, respectively, in the same periods in 2013. Revenue earned in 2014 consists of reimbursable clinical trial, manufacturing and preclinical costs incurred by OncoGenex under the collaboration agreement with Teva.

•	Total operating expenses for the fourth quarter and year ended December 31, 2014 were $12.3 million and $56.6 million, respectively.

•	Net loss for the fourth quarter and year ended December 31, 2014 was $5.7 million, and $26.2 million, respectively.

•	In February 2015, the company announced the execution of new lease agreements enabling the relocation of its Bothell, Washington headquarters, yielding significant savings through 2017.

•	The company had $47.1 million in cash, cash equivalents and short-term investments as of December 31, 2014, compared to $39.2 million as of December 31, 2013.

•	Based on current expectations, the company believes its capital resources as of December 31, 2014 will be sufficient to fund its currently planned operations into the third quarter of 2016, and through:

•	Results from the Phase 3 AFFINITY trial expected in late 2015/early 2016;

•	Completion of patient enrollment in the Borealis-2™ trial expected in late 2015;

•	Results from the Rainier™ trial expected in late 2015/early 2016; and

•	Results from the Spruce™ trial expected by mid-2016.

•	Upon completion of the termination agreement with Teva, we expect that we would receive a payment of approximately $27 million, subject to certain adjustments, which we believe, together with our current cash and cash equivalents, would be sufficient to complete the milestones listed above as well as a modified second futility analysis of the ENSPIRIT trial. Additional capital will be required to fund completion of ENSPIRIT beyond the second futility analysis.

•	At March 26, 2015, OncoGenex had 22,679,086 shares outstanding.

Consolidated Statements of Loss

(In thousands, except per share and share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Collaboration revenue	$5,653	$8,604	$27,116	$29,882
Operating expenses:
Research and development	9,852	13,195	46,224	55,317
General and administrative	2,733	2,446	10,625	9,892
Restructuring gain	(267)	—	(267)	—

Total operating expenses	12,318	15,641	56,582	65,209

Loss from operations	(6,665)	(7,037)	(29,466)	(35,327)
Other income (expense)	983	359	3,226	3,478

Net loss	$(5,682)	$(6,678)	$(26,240)	$(31,849)

Basic and diluted net loss per share	$(0.26)	$(0.45)	$(1.45)	$(2.17)

Weighted average number of basic and diluted common shares	21,499,446	14,707,558	18,098,799	14,683,389

Consolidated Balance Sheets

(In thousands)

	December 31, 2014	December 31, 2013
Assets:
Cash, cash equivalents, short term investments and restricted cash	$47,308	$39,536
Interest receivable	113	218
Amounts receivable	5,676	8,657
Prepaid expenses and other current assets	2,165	5,770
Property, equipment and other assets	1,029	1,508

Total assets	$56,291	$55,689

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$15,730	$13,628
Current portion of long-term obligations	236	1,092
Warrant liability	3,002	214
Lease Termination Liability	3,250	—
Long term liabilities	14	3,544
Stockholders’ equity	34,059	37,211

Total liabilities and stockholders’ equity	$56,291	$55,689

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, March 26, 2015, to provide a business update and discuss the fourth quarter and year end 2014 results. A live event will be available on the Investor Relations section of the OncoGenex web site at www.OncoGenex.com. Alternatively, you may access the live conference call by dialing (877) 606-1416 (U.S. & Canada) or (707) 287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived on www.OncoGenex.com for 90 days.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company’s Twitter account: https://twitter.com/OncoGenex_IR.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the expected termination of our collaboration agreement with Teva and related payments expected to be made in connection with the termination, statements regarding our anticipated product development activities, such as expected clinical trial completion and design, statements regarding the potential benefits and potential development of our product candidates and statements regarding our expected financial results and expected cash requirements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that a final termination agreement is not completed with Teva on the expected terms, if at all, the risk that our product candidates do not demonstrate the hypothesized or expected benefits, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product, the risk that our cash resources are insufficient to fund our planned activities for the time period expected and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Borealis-1™, Borealis-2™, Rainier™ and Spruce™ are registered trademarks of OncoGenex Pharmaceuticals, Inc.

ABRAXANE® is a registered trademark of Celgene Corporation.

Jevtana® is a registered trademark of Sanofi.

OncoGenex Contact:

Jim DeNike

jdenike@oncogenex.com

(425) 686-1514